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                                                                    Exhibit 23.1

The Board of Directors

PLATINUM technology, inc.

We consent to the use of our reports dated February 9, 1998, except for Note 18, which is as of March 14, 1998, on the consolidated financial statements of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period then ended, and related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                       /s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 27, 1998